EXHIBIT 5.1

PRESS RELEASE

Chief Financial Officer Rex Yuen Departs from Oro East

September 8, 2014, Oakland, CA: Effective today, Rex Yuen has resigned from his position as Chief Financial Officer of Oro East Mining. The Board has commenced interviewing new candidates for the nomination of a new Chief Financial Officer.

For more information about Oro East Mining, visit www.oroeast.com or write to invest@oroeast.com.

Disclaimer: This press release contains forward-looking statements that may involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Oro East’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Oro East on the date of the release, and Oro East assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the company’s 10-K filed with the U.S. Securities Exchange Commission.